EXHIBIT 99.1  Merger Agreement

                               MERGER AGREEMENT

THIS AGREEMENT MADE THE 2nd DAY OF July, 1998.

BETWEEN:

AZTEK TECHNOLOGIES INC., a company incorporated under the laws of the Province of British Columbia, and having its registered office at 505 - 700 West Pender Street, Vancouver, British Columbia, V6C 1G8 ("ATI")

OF THE FIRST PART

AND:

AZTEK, INC., a company incorporated under the laws of the State of Nevada, and having its registered office at 1025 Ridgeview Drive, Suite 400 Reno, Nevada, 89509 ("the Corporation")

OF THE SECOND PART
WHEREAS:

A. Aztek Technologies Inc. shareholders are legal and beneficial owners of all the issued and outstanding shares in the capital stock of Aztek Technologies Inc., a corporation incorporated under the laws of British Columbia as follows:


Description              No. Of  Registered                   Number of Shares
  Shares                      Shareholders                         Outstanding
Common                           347                                 2,051,109
Escrow                            1                                    354,000
Options                           5                                    175,000
Total                           *347                                 2,051,109


* The above shareholders are as of June 30, 1997. The current number of shareholders is not available from the transfer agent at this time but will be made available at a later date.

     (the "ATI Shares").

B. Aztek, Inc. shareholders are legal and beneficial owners of all of the issued and outstanding shares in the capital stock of Aztek, Inc., a corporation incorporated under the laws of Nevada as follows:


Description         No. of Shareholders                 Number of Shares
Shares
Outstanding
Common                      6                               1,025,000
Escrow                      5                               1,000,000
Options                     0                                   0
Total                       6                               2,025,000


          (the "Corporation Shares").

C. ATI has agreed to merge with the Corporation and the Corporation has agreed to merge with ATI, through a pooling of Shares, all of the assets and liabilities of the respective parties, on the terms and conditions as set out in this Agreement.


BASED ON WHAT HAS BEEN SET OUT ABOVE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual representations, warranties, agreements and covenants contained in this Agreement (the receipt and adequacy of such consideration is by this Agreement mutually admitted by each party), the parties covenant and agree as follows:


1.     INTERPRETATION

     1.1 Definitions - In this Agreement the following words and phrases shall have the meanings set out after each:

(a) "ATI" means Aztek Technologies Inc., a company incorporated under the laws of the Province of British Columbia, and having its registered office at 505 - 700 West Pender Street, Vancouver, British Columbia, V6C 1G8;

(b) "ATI Shares" means all of the issued and outstanding shares in the capital of ATI;

(c) "ATI's Certificates" means the stock certificates to be delivered at Completion Date pursuant to paragraph 5.2(a).

(d) "ATI's Solicitor" means Stephen K. Winters Law Corporation, Barristers and Solicitors, of #505 - 700 West Pender Street, Vancouver, British Columbia, V6C 1G8;

(e) "Business" means the business carried on by ATI which primarily involves the development, sale, and servicing of computer software;

(f) "Completion Date" means October 1, 1998, or will become effective the date of the registration statement date, or such other date as may be agreed upon in writing by the parties to this Agreement and accepted be the regulatory authorities;

(g) "Corporation" means Aztek, Inc., a company incorporated under the laws of the State of Nevada, and having its registered office at 1025 Ridgeview Drive, Suite 400 Reno, Nevada, 89509
(h) "Corporation Shares" means all of the issued and outstanding shares in the capital of the Corporation;

(i) "Corporation's Solicitor" means Michael J. Morrison 1025 Ridgeview Drive, Suite # 400 Reno, Nevada 89509.

(j) "Financial Statements" means the Financial Statements of ATI for the fiscal year of ATI ending on the 30th day of June, 1998 consisting of a balance sheet, statement of retained earnings, an income statement and a statement of changes in financial position of ATI including the notes to such Financial Statements, a copy of which is attached to this Agreement as Schedule "B";

(k) "Material Contracts" means those subsisting commitments, contracts, agreements, instruments, leases or other documents entered into by ATI, by which it is bound or to which it or its assets are subject which have total payment obligations on the part of ATI in excess of $1,000;

(l) "Person" includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative of such entity;

(m) "Surviving Business" means the business to be carried on by the Corporation.


1.2       Schedules - The following are the schedules to this Agreement:

SCHEDULE                                   DESCRIPTION
"A"                                Authorized Share Capital and Issued Shares
"B"                                Financial Statements
"C"                                Material Contracts
"D"                                Encumbrances
"E"                                Assets other than Real Property
"F"                                Equipment Leases
"G"                                Real Property
"H"                                Tax Elections
"I"                                Service Marks, Trade Marks, Trade
Names,
                                   Intellectual Property, Codes, Designs
"J"                                Litigation
"K"                                License, Agency & Distribution Agreements

2.  COVENANTS, REPRESENTATIONS AND WARRANTIES OF ATI

2.1 Representations and Warranties - In order to induce the Corporation to enter into and to consummate the transactions contemplated by this Agreement, ATI by this Agreement represents and warrants to the Corporation as follows:

(a) Organization and Good Standing of ATI - ATI is duly incorporated and is validly existing and in good standing with respect to the filing of annual reports under the British Columbia Company Act and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. Neither the nature of the business of ATI nor the location or character of the property owned or leased by it requires that ATI be registered or otherwise qualified or to be in good standing in any other jurisdiction;

(b) Capitalization of ATI - The issued share capital of ATI together with the names and the number, class and kind of shares held by each director, officer, insider, or major shareholders (greater than 10%) of ATI is as set out in Schedule "A" to this Agreement;
(c) Authority - ATI has due and sufficient right and authority to enter into this Agreement on the terms and conditions set out in this Agreement;

(d) Agreement Valid - This Agreement constitutes a valid and binding obligation of ATI. On the Completion Date, ATI shall not be a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by ATI of this Agreement or the performance by ATI of any of the terms of this Agreement;

(e) Absence of Options, etc. - The
Shares represent all of the issued and outstanding shares in the capital of ATI and no Person has any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:

     (i) to require ATI to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of ATI;

     (ii) for the issue and allotment of any of the authorized but unissued shares in the capital of ATI;

     (iii) to require ATI to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of ATI; or

     (iv)  to acquire the Shares or any of them;

(f) Absence of Other Interest - ATI does not own any shares in or other securities of, or have any interest in the assets or business of any other Person;

(g) Financial Statements - The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of prior fiscal years. To the best of the knowledge of ATI, such Financial Statements present fairly the financial position of ATI as at the date of such Financial Statements and the results of ATI's operations and the changes in ATI's financial position for the period then ending;

(h) Absence of Undisclosed Liabilities - Except to the extent reflected or reserved against in the Financial Statements or the Schedules hereto or incurred subsequent to the date of such Financial Statements in the ordinary and usual course of the business of ATI, to the best of the knowledge of ATI, ATI does not have any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent, or otherwise);

(i) Absence of Changes - To the best of the knowledge of ATI, prior to the Completion Date, there has not been any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to the Corporation, which has or may materially and adversely affect the business, assets, properties or future prospects of ATI;

(j) Accuracy of Records - To the best of the knowledge of ATI, all material financial transactions of ATI have been accurately recorded in the books and records of ATI and such books and records fairly present the financial position and the corporate affairs of ATI;

(k) Absence of Unusual Transactions - Prior to the Completion Date, ATI has not:

     (i) transferred, assigned, sold or otherwise disposed of any of the assets shown in the Financial Statements or canceled any debts or claims except in each case in the ordinary and usual course of business;

     (ii) incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and normal course of business;

     (iii) issued or sold any shares in its capital stock or any warrants, bonds, debentures or other corporate securities or issued, granted or delivered any right, option or other commitment for the issuance of any such or other securities;

     (iv) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent), other than current liabilities in the ordinary and normal course of business;

     (v) declared or made, or committed itself to make, any payment of any dividend or other distribution in respect of any of its shares or purchased or redeemed any of its shares or split, consolidated or reclassified any of its shares;

     (vi) entered into any material commitment or transaction not in the ordinary and usual course of business;

     (vii)  waived or surrendered any right of substantial value;

     (viii) made any gift of money or of any property or assets to any Person;

     (ix)  purchased or sold any fixed assets;

     (x) amended or changed or taken any action to amend or change its memorandum or articles of incorporation;

     (xi) increased or agreed to increase the pay of, or paid or agreed to pay any pension, bonus, share of profits or other similar benefit of, any director, employee or officer or former director, employee or officer of ATI;

     (xii) made payments of any kind to or on behalf of ATI or any affiliate or associate of ATI or under any management agreement with ATI save and except business related expenses and salaries in the ordinary course of business and at the regular rates payable to them;

     (xiii) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible; or

     (xiv) authorized or agreed or otherwise have become committed to do any of the foregoing;
(l) Title to Properties - ATI has good and marketable title to all of its properties, interests in properties and assets, real and personal including those referred to in Schedules "E" and "G" hereto, including those reflected in the Financial Statements or acquired since the date of the Financial Statements (except as since transferred, sold or otherwise disposed of in the ordinary and usual course of business), free and clear of all mortgages, pledges, liens, title retention agreements, encumbrances or charges of any kind or character whatsoever except as shown in Schedule "D" to this Agreement, and none of ATI's assets or properties are in the possession of or under the control of any other Person;

(m) Leased Equipment - Schedule "F" sets out a true and complete list of all equipment, other personal property and fixtures in the possession or custody of ATI which, as of the date of this Agreement, are leased or are held under license or similar arrangement and accurately describes the leases, licenses, agreements or other documentation relating to such personal property. Except as set out in Schedule "B", all rental or other payments required to be paid by ATI pursuant to such leases or licenses have been duly paid and ATI is not otherwise in default in meeting its obligations under any such leases or licenses;

(n) Collectability of Accounts Receivable - The accounts receivable shown in the Financial Statements of ATI have been recorded by ATI in accordance with its usual accounting practices. The reserves taken for doubtful or bad accounts is adequate based on the past experience of ATI and is consistent with the accounting procedures used by ATI in previous fiscal periods. There is nothing which would indicate that such reserve is not adequate or that a higher reserve should be taken;

(o) Real Property - Schedule "G" contains accurate descriptions of all real property in respect of which ATI holds an interest, whether freehold, leasehold or otherwise. ATI is not party to or bound by any leases of real property other than those referred to in Schedule "G" to this Agreement and all interests held by ATI whether as owner or as lessee are free and clear of any and all liens, charges and encumbrances of any nature and kind whatsoever except as set out in Schedule "D". All rental and other payments required to be paid by ATI pursuant to such leases have been duly paid and ATI is not otherwise in default in meeting its obligations under any such lease;

(p) Material Contracts - Except for the liens, charges and encumbrances listed in Schedule "D", the equipment and other personal property leases and agreements listed in Schedule "F", the real property leases listed in Schedule "G", and the contracts and agreements listed in Schedule "C", ATI is not party to or bound by any Material Contract, whether oral or written, and the contracts and agreements listed in Schedule "C" are all in full force and effect and unamended, no material default exists in respect of such agreements on the part of any of the other parties to such agreements, ATI is not aware of any intention on the part of any of the other parties to such agreements to terminate or materially alter any such contracts or agreements, and Schedule "C" lists all the present outstanding Material Contracts entered into by ATI in the course of carrying on its business;

(q) Absence of Guarantees - ATI has no guarantees with respect to the obligations of any other Person. ATI has no indemnities or contingent or indirect obligations with respect to the obligation of any other Person (including any obligation to service the debt of or otherwise acquire an obligation of another Person or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of any other Person);

(r) Absence of Conflicting Agreements - ATI is not party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, judgment or decree which would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement;

(s) Litigation - Other than as set out in Schedule "J", to the best of the knowledge of ATI there is not any suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against, or relating to ATI or affecting its assets, properties or business which might materially and adversely affect the assets, properties, business, future prospects or financial condition of ATI; and there is not presently outstanding against any of ATI any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator;

(t) Copies of Agreements, etc. - True, correct and complete copies of all mortgages, leases, agreements, instruments and other documents listed in Schedules "B", "C", "D", "F", "G", and "I" have been delivered to the Corporation;

(u) Corporate Records - To the best of the knowledge of ATI, ATI has kept the records required to be kept by ATI and any other applicable corporate legislation and such records are complete and accurate and contain all minutes of all meetings of directors and members of ATI;

(v) Absence of Approvals Required - Relying upon the Corporation's representations and warranties with respect to the Investment Canada Act and the Competition Act as set out in subsection 3.1(b) of this Agreement, no authorization, approval, order, license, permit or consent of any governmental authority, regulatory body or court, and no registration, declaration or filing by ATI with any such governmental authority, regulatory body or court is required in order for ATI:

     (i) to incur the obligations expressed to be incurred by ATI pursuant to this Agreement;

     (ii) to execute and deliver all of the documents and instruments to be delivered by ATI pursuant to this Agreement;

     (iii) to duly perform and observe the terms and provisions of this Agreement; and

     (iv) to render this Agreement legal, valid, binding and enforceable in accordance with its terms;

(w) Permits and Licenses - ATI holds all permits, licenses, consents and authorities issued by any governmental authority of Canada or any Province of Canada, or any municipal, regional or other authority, or any subdivision of the same, including without limitation, any governmental department, commission, bureau, board or administrative agency, which are necessary or desirable in connection with the conduct and operation of ATI's business and the ownership or leasing of its assets and the conduct and operation of ATI's business as the same are now owned, leased, conducted or operated is not in breach of or in default under any term or condition of any such permits, licenses, consents and authorities:

(x)  Filings - ATI:

     (i) has duly filed in a timely manner all federal and provincial income tax returns and election forms and the tax returns of any other jurisdiction required to be filed and to the best of the knowledge of ATI all such returns and forms have been completed accurately and correctly in all respects;

(y) Additional Tax Matters - Except as specified in Schedule "H", ATI has not:

     (i) made any election under Section 85 of the Income Tax Act with respect to the acquisition or disposition of any property;

     (ii) made any election under Section 83 of the Income Tax Act with respect to the payment out of the capital dividend account of ATI;

     (iii) acquired or had the use of any property from a person with whom it was not dealing at arm's length other than at fair market value;

     (iv) disposed of anything to a person with whom it was not dealing at arm's length for proceeds less than fair market value of such thing; or

     (v) discontinued carrying on any business in respect of which non-capital losses were incurred, and any non-capital losses which ATI has are not losses from property or business investment losses;

(z) Tax Elections - ATI has made all elections required to be made pursuant to Part III of the Income Tax Act in connection with any distributions by ATI and all such elections were true and correct and in the prescribed form and were made within the prescribed time periods;

(aa) Statements Attached to Tax Returns - To the best of the knowledge of ATI, the financial statements and schedules attached to the corporate income tax returns as filed by ATI for each of its taxation years reflect and disclose all transactions to which ATI was party as required by the Income Tax Act or other applicable revenue laws and all of the transactions to which ATI was or is a party are reflected or disclosed in such financial statements and schedules and the corporate income tax returns and schedules have been duly and accurately completed as required by such Act;

(bb)  Intellectual Property -

(i)  Schedule "I" attached hereto lists and contains a description of:

(1) all patents, patent applications and registrations, trade marks, trade mark applications and registrations, copyrights, copyright applications and registrations, trade names and industrial designs, domestic or foreign, owned or used by ATI or relating to the operation of the Business,

(2) all trade secrets, know-how, inventions and other intellectual property owned or used by ATI or relating to the Business, and

(3) all computer systems and application software, including without limitation all documentation relating thereto and the latest revisions of all related object and source codes therefor, owned or used by ATI or relating to the Business,

(all of the foregoing being collectively called the "Intellectual Property");

(ii) ATI has good and valid title to all of the Intellectual Property, free and clear of any and all encumbrances. Complete and correct copies of all agreements whereby any rights in any of the Intellectual Property have been granted or licensed to ATI have been provided to the Corporation. No royalty or other fee is required to be paid by ATI to any other person in respect of the use of any of the Intellectual Property except as provided in such agreements delivered to the Corporation.

(iii) Except as disclosed in Schedule "I" or "K", there are no restrictions on the ability of ATI or any successor to or assignee from ATI to use and exploit all rights in the Intellectual Property. All statements contained in all applications for registration of the Intellectual Property were true and correct as of the date of such applications. Each of the trade marks and trade names included in the Intellectual Property is in use. None of the rights of ATI in the Intellectual Property will be impaired or affected in any way by the transactions contemplated by this Agreement;

(iv) To the best of the knowledge of ATI, the conduct of the Business and the use of the Intellectual Property does not infringe, and ATI has not received any notice, complaint, threat or claim alleging infringement of, any patent, trade mark, trade name, copyright, industrial design, trade secret or other Intellectual Property or proprietary right of any other person, and the conduct of the Business does not include any activity which may constitute passing-off;

(v) Partnerships or Joint Ventures - Except as disclosed in the Schedules hereto, ATI is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not party to any agreement under which ATI agrees to carry on any part of the Business or any other activity in such manner or by which ATI agrees to share any revenue or profit with any other person;

(vi) Customers - ATI has previously delivered to the Corporation a true and complete list of all customers of the Business as of the date hereof. ATI is the sole and exclusive owner of, and has the unrestricted right to use, such customer list. Neither the customer list nor any information relating to the customers of the Business have, within three years prior to the date of this Agreement, been made available to any person other than the Corporation and ATI's User Group. ATI has no knowledge of any facts which could reasonably be expected to result in the loss of any customers or sources of revenue of the Business which, in the aggregate, would be material to the Business or the condition of ATI;

(vii) Restrictions on Doing Business - Except as disclosed in the Schedules hereto, ATI is not a party to or bound by any agreement which would restrict or limit its right to carry on any business or activity or to solicit business from any person or in any geographical area or otherwise to conduct the Business as ATI may determine.

(viii) No Breach of Material Contracts - All Material Contracts are valid and subsisting and no material default exists under the Material Contracts except as disclosed in Schedule "B";

(ix) Indebtedness to ATI - The Business shall not at Completion be indebted to ATI or any directors, officers, or employees of ATI or any affiliate or associate of any of them, on any account whatsoever;

(x) Condition of Assets - All assets and all other plant, machinery, facilities and equipment used by ATI in connection with its business is in good operating condition and in a good state of maintenance and repair for equipment of similar age relative to the standards of maintenance and repair maintained by other companies carrying on similar Business in Canada;

(xi) Undisclosed Information - ATI has no specific information relating to ATI which is not generally known or which has not been disclosed to the Corporation and which if known could reasonably be expected to have a materially adverse effect on the value of the Shares;

(xii) Conduct of Business - The conduct of business by ATI on any lands from which they operate their business is not subject to any restriction or limitation other than those registered against title to the lands, contained in applicable zoning regulations or that are of general application and the conduct of any such business is not in contravention of any law, regulation or order or any court or other body having jurisdiction including zoning requirements;

(xiii) Licenses, Agency and Distribution Agreements - Schedule "K" attached hereto lists all agreements to which ATI is a party or by which it is bound under which the right to manufacture, use or market any product, service, technology, information, data, computer hardware or software or other property has been granted, licensed or otherwise provided to ATI or by ATI to any other person, or under which ATI has been appointed or any person has been appointed by ATI as an agent, distributor, licensee or franchisee for any of the foregoing. Complete and correct copies of all of the agreements listed in Schedule "K" have been provided to the Corporation. None of the agreements listed in Schedule "K" grant to any person any authority to incur any liability or obligation or to enter into any agreement on behalf of ATI;

(xiv) Outstanding Agreements - ATI is not a party to or bound by any outstanding or executory agreement, contract or commitment, whether written or oral, except for:

(1) any contract, lease or agreement described or referred to in this Agreement or in the Schedules hereto,

(2) any contract, lease or agreement made in the ordinary course of the routine daily affairs of the Business under which ATI has a financial obligation of less than One Thousand Dollars ($1,000) per annum and which can be terminated by ATI without payment of any damages, penalty or other amount by giving not more than thirty (30) days' notice, and

(3) the contracts, leases and agreements described in Schedule "K" attached hereto. Complete and correct copies of each of the contracts, leases and agreements described in Schedule "K" have been provided to the Corporation;

and ATI covenants, represents and warrants to the Corporation that all of the representations and warranties set forth in this paragraph shall be true and correct at the Completion Time as if made on that date.

(cc)  Guarantees, Warranties and Discounts

(i) ATI is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person;

(ii) ATI has not given any guarantee or warranty in respect of any of the products sold or the services provided by it, except warranties made in the ordinary course of the Business and in the form of ATI's standard written warranty, a copy of which has been provided to the Corporation, and except for warranties implied by law;

(iii) during each of the three fiscal years of ATI ended immediately preceding the date hereof, no claims have been made against ATI for breach of warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work which had, in any such year, an aggregate cost exceeding $25,000;

(iv) there are no repair contracts or maintenance obligations of ATI in favor of the customers or users of products of the Business, except obligations incurred in the ordinary course of the Business and in accordance with ATI's standard terms, a copy of which has been provided to the Corporation;

(v) ATI is not now subject to any agreement or commitment, and ATI has not, within three years prior to the date hereof, entered into any agreement with or made any commitment to any customer of the Business which would require ATI to repurchase any products sold to such customers or to adjust any price or grant any refund, discount or other concession to such customer;

(vi) ATI is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its suppliers or customers; and

     2.2 Other Representations - All statements contained in any certificate or other instrument delivered by or on behalf of ATI pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be deemed to be representations and warranties by ATI under this Agreement.

     2.3 Survival - The representations and warranties of ATI contained in this Agreement shall survive the Completion and the Share exchange and, notwithstanding the Completion and the Share exchange, notwithstanding any investigations or inquiries made by the Corporation prior to the Completion and notwithstanding the waiver of any condition by the Corporation, the representations, warranties, covenants and agreements of ATI shall (except where otherwise specifically provided in this Agreement) survive the Completion and shall continue in full force and effect for a period of two
(2) years from the Completion Date for all matters except income tax liability or other tax matters. With respect to income tax liability of ATI or other tax matters, the representations, warranties, covenants and agreements of ATI shall survive the Completion and continue in full force and effect for six (6) years from the later of the date of mailing of a notice of original assessment by the Minister of National Revenue and the date of mailing of a notification from the Minister of National Revenue that no tax is payable by ATI for the fiscal year of ATI ending on the Completion Date.

     2.4 Reliance - ATI acknowledges and agrees that the Corporation has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Corporation and that no information which is now known or should be known or which may from the date of this Agreement become known to the Corporation or its agents or professional advisers shall limit or extinguish the right to indemnification under this Agreement.


3. COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

3.1 Representations and Warranties - In order to induce ATI to enter into and to consummate the transactions contemplated by this Agreement, the Corporation represents and warrants to ATI that:

(a) Organization and Good Standing - The Corporation is a company duly organized, validly existing and in good standing under the laws of Nevada with respect to the filing of annual reports;

(b) Authority Relative to this Agreement - The Corporation has all necessary corporate power, authority and capacity to acquire the Shares and to perform its obligations under this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Corporation and this Agreement constitutes a valid and binding obligation of the Corporation. The Corporation is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by the Corporation of this Agreement or the performance by the Corporation of any of the terms of this Agreement; and the Corporation covenants, represents and warrants to ATI that all of the representations and warranties set forth in this paragraph 3.1 shall be true and correct at the Completion Time as if made on that date;

3.2 Survival - The representations and warranties of the Corporation contained in this Agreement shall survive the Completion and the exchange of the Shares and notwithstanding the Completion and the exchange of the Shares, the representations and warranties of the Corporation shall continue in full force and effect for the benefit of ATI for a period of three (3) years from the Completion Date;

3.3 Reliance - The Corporation acknowledges and agrees that ATI has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of ATI, and that no information which is now known or which should be known or which may after the date of this Agreement become known to ATI or its agents or professional advisers shall limit or extinguish the right to indemnification under this Agreement.


5.  POOLING OF SHARES

4.1 Shares - Based and relying on the representations and warranties set forth in paragraphs 2 and 3, the Corporation agrees to exchange the Shares of ATI and ATI agrees to accept the exchange of Shares from the Corporation, free and clear of all liens, claims, charges, options and encumbrances whatsoever and the Corporation agrees to exchange ATI Shares on the terms and conditions set out in this Agreement.


5.  COMPLETION

5.1 Completion Date - The transactions contemplated in this Agreement shall be completed effective as of the Completion Date. The Completion Date is October 1st, 1998 subject to shareholder and regulatory approval of ATI and the Corporation. In the event that the Vancouver Stock Exchange does not approve the merger in an ordinary fashion, ATI may request the Vancouver Stock Exchange to de-list ATI from the Exchange in order to complete the merger transaction.

5.2  Completion Deliveries - On or before the Completion Date:

(a)  ATI will deliver to the Corporation:

(i) resignations in writing, dated as of the Completion Date, of the officers and directors of ATI with the exception of ATI President, Mike Sintichakis, which will be delivered when all or any outstanding matters have been resolved and the merger has been totally completed;

(ii) certified copies of directors and members resolutions of ATI approving this Agreement; (b) Corporation will deliver to ATI:

(i) certified copy of directors resolutions of the Corporation approving this Agreement and the completion of the transaction contemplated hereby;

5.3 Share Exchange and Pooling of Assets and Liabilities - Upon Completion Date, the Corporation will;

          (a) Exchange the Shares of ATI for Shares of the Corporation as follows:

(i) One (1) Common share of the Corporation will be issued in exchange for each Common share of ATI;

(ii) One (1) Common share option of the Corporation will be issued in exchange for each Common share option of ATI under existing restrictions;

(iii) One (1) Escrow share of the Corporation will be issued in exchange for each Escrow share of ATI under existing restrictions.

          (b) Transfer all assets and liabilities of ATI to the Corporation;


6. CONDITIONS PRECEDENT TO THE PERFORMANCE BY CORPORATION OF ITS OBLIGATIONS UNDER THIS AGREEMENT

     6.1 Corporation's Conditions - The obligations of the Corporation to complete the exchange of the Shares shall be subject to the satisfaction of, or compliance with, on or before the Completion Date, each of the following conditions precedent:

(a) Truth and Accuracy of Representations of ATI at Completion - The representations and warranties of ATI made in paragraph 2.1 shall be true and correct in all material respects as at the Completion Date and with the same effect as if made at and as of the Completion Date and ATI shall have complied in all material respects with its obligations and covenants under this Agreement;

(b) Performance of Obligations - ATI shall have caused the Corporation to have performed and complied with all the obligations to be performed and complied with by ATI under this Agreement;

(c) Absence of Injunctions, etc. - No injunction or restraining order of any Court or administrative tribunal of competent jurisdiction shall be in effect prohibiting the transactions contemplated by this Agreement and no action or proceeding shall have been instituted or be pending before any Court or administrative tribunal to restrain or prohibit the transactions between the parties contemplated by this Agreement;

(d) Absence of Change of Conditions - No event shall have occurred or condition or state of facts of any character shall have arisen or legislation (whether by statute, rule, regulation, by-law or otherwise) shall have been introduced which might reasonably be expected to have a materially adverse effect upon the financial condition, results of operations or business prospects of ATI.

     6.2 The conditions set out in this paragraph 6 are for the exclusive benefit of the Corporation and may be waived by the Corporation in writing in whole or in part on or before the Completion Date. Notwithstanding any such waiver, the completion of merger contemplated by this Agreement by the Corporation shall not prejudice or affect in any way the rights of the Corporation in respect of the warranties and representations of ATI set out in paragraph 2.1 of this Agreement, and the representations and warranties of ATI set out in paragraph 2.1 of this Agreement shall survive the completion of the merger.


7. CONDITIONS PRECEDENT TO THE PERFORMANCE OF ATI OF ITS OBLIGATIONS UNDER THIS AGREEMENT

     7.1 The obligations of ATI to complete the exchange of Shares under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Completion Time, of each of the following conditions precedent:

(a) Truth and Accuracy of Representations of the Corporation at Completion - All of the representations and warranties of the Corporation set out in paragraph 3.1 of this Agreement shall be true and correct in all material respects as at the Completion Date and with the same effect as if made at and as of the Completion Date;

(b) Performance of Agreements - The Corporation shall have complied with and/or performed all its obligations, covenants and agreements contained in this Agreement.

     7.2 The conditions set out in this paragraph 7 are for the exclusive benefit of ATI and may be waived by ATI in writing in whole or in part on or before the Completion Date. Notwithstanding any such waiver, completion of the merger contemplated by this Agreement by ATI shall not prejudice or affect in any way the rights of ATI in respect of the warranties and representations of the Corporation set out in paragraph 3.1 of this Agreement, and the representations and warranties of the Corporation set out in paragraph 3.1 of this Agreement shall survive for a period of two (2) years from the date of this Agreement.


8.     CONDUCT OF BUSINESS PRIOR TO COMPLETION

     8.1 Conduct - Except as otherwise contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Completion Date, the Corporation shall cause ATI to do the following:

(a) Conduct Business in Ordinary Course - Conduct ATI's business in the ordinary and normal course of such business and not, without the prior written consent of the Corporation, enter into any transaction which would constitute a breach of the representations, warranties or agreements contained in this Agreement;

(b) Continue Insurance - Continue in force all existing policies of insurance presently maintained by ATI;

(c) Perform Obligations - Comply with all laws affecting the operation of ATI's businesses and pay all required taxes;

(d) Prevent Certain Changes - Not, without the prior written consent of the Corporation, take any of the actions, do any of the things or perform any of the acts described in sub-paragraph 2.1(k) except as specifically permitted under such sub-paragraph; and

(e) Compliance with Paragraph 9 - Comply with the provisions of paragraph 9 of this Agreement.


9.     EXAMINATIONS AND WAIVERS

     9.1 Access for Investigation - ATI shall permit the Corporation and its agent, legal counsel, accountants and other representatives, between the date of this Agreement and the Completion Date, to have access during normal business hours to the premises and to all the key employees, books, accounts, records and other data of ATI computer designs and codes, (including without limitation, all corporate, accounting and tax records and any electronic or computer accessed data) and to the properties and assets of ATI and ATI will furnish, and require that ATI's principal bankers, appraisers and independent auditors and other advisors furnish, to the Corporation such financial and operating data and other information with respect to the business, properties and assets of ATI as the Corporation shall from time to time reasonably request to enable confirmation of the matters warranted in paragraph 2 of this Agreement. It is also the intention of the parties that the Corporation shall be entitled to meet with ATI's major clients, customers and suppliers prior to Completion.

9.2 Disclosure of Information - Until the Completion Date and, in the event of the termination of this Agreement without consummation of the transactions contemplated by this Agreement, the Corporation shall use its best efforts to keep confidential any information (unless otherwise required by law or such information is readily available or becomes readily available, from public or published information or sources) obtained from ATI. If this Agreement is so terminated, promptly after such termination all documents, work papers and other written material obtained from a party in connection with this Agreement and not previously made public (including all copies and photocopies thereof), shall be returned to the party which provided such material.


10.     INDEMNITIES

     10.1 Indemnification of the Corporation - Subject to the limitations set out in this Agreement, ATI agrees with the Corporation to indemnify the Corporation against all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses (including legal fees on a solicitor and its own client basis) suffered or incurred by the Corporation, directly or indirectly, by reason of or arising out of:

   (a) any warranties or representations on the part of ATI set out in this Agreement being materially untrue;

   (b) a material breach of any agreement, term or covenant on the part of ATI made or to be observed or performed pursuant to this Agreement;

which liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses are collectively referred to as the "Corporation's Losses";

     10.2 Indemnification of ATI - Subject to the limitations set out in this Agreement, the Corporation covenants and agrees with ATI to indemnify ATI against all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses (including legal fees on a solicitor and its own client basis) suffered or incurred by ATI, directly or indirectly, by reason of or arising out of:

          (a) any warranties or representations on the part of the Corporation set out in this Agreement being materially untrue;

          (b) a material breach of any agreement, term or covenant on the part of the Corporation made or to be observed or performed pursuant to this Agreement;

which liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses are collectively referred to as "ATI's Losses".

     10.3 Claims under ATI's Indemnity - If any claim is made by any Person against the Corporation in respect of which the Corporation may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligation of ATI as provided in paragraph 10.1, the Corporation shall notify ATI as soon as reasonably practicable of the nature of such claim and ATI shall be entitled (but not required) to assume the defense of any suit brought to enforce such claim. The defense of any such claim (whether assumed by ATI or not) shall be through legal counsel and shall be conducted in a manner acceptable to the Corporation and ATI, acting reasonably, and no settlement may be made by ATI or the Corporation without the prior written consent of the other. If ATI assumes the defense of any claim then the Corporation and the Corporation's counsel shall cooperate with ATI and its counsel in the course of the defense, such cooperation to include using reasonable best efforts to provide or make available to ATI and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. The reasonable legal fees and disbursements and other costs of such defense shall, from and after such assumption, be borne by ATI. If ATI assumes the defense of any claim and the Corporation retains additional counsel to act on its behalf, ATI and his counsel shall cooperate with the Corporation and its counsel, such cooperation to include using reasonable best efforts to provide or make available to the Corporation and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. All fees and disbursements of such additional counsel shall be paid by the Corporation. If ATI and the Corporation are or become parties to the same action, and the representation of all parties by the same counsel would be inappropriate due to a conflict of interest, then the Corporation and ATI shall be represented by separate counsel and, subject to the indemnity obligations of ATI as set out in paragraph 10.1, the costs associated with the action shall be borne by the parties incurring such costs.

     10.4 Claims under the Corporation's Indemnity - If any claim is made by any Person against ATI in respect of which ATI may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligation of the Corporation as provided in paragraph 10.2, ATI shall notify the Corporation as soon as reasonably practicable of the nature of such claim and the Corporation shall be entitled (but not required) to assume the defense of any suit brought to enforce such claim. The defense of any such claim (whether assumed by the Corporation or not) shall be through legal counsel and shall be conducted in a manner acceptable to ATI and the Corporation, acting reasonably, and no settlement may be made by the Corporation or ATI without the prior written consent of the other. If the Corporation assumes the defense of any claim, ATI and ATI's counsel shall cooperate with the Corporation and his counsel in the course of the defense, such cooperation to include using reasonable best efforts to provide or make available to the Corporation and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. The reasonable legal fees and disbursements and other costs of such defense shall be borne by the Corporation. If the Corporation assumes the defense of any claim and ATI retains additional counsel to act on its behalf, then the Corporation and its counsel shall cooperate with ATI and its counsel, such cooperation to include using reasonable best efforts to provide or make available to ATI and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. All fees and disbursements of such additional counsel shall be paid by ATI. If the Corporation and ATI are or become parties to the same action, and the representation of all parties by the same counsel would be inappropriate due to a conflict of interest, then ATI and the Corporation shall be represented by separate counsel and, subject to the indemnity obligations of the Corporation as set out in paragraph 10.2, the costs associated with the action shall be borne by the parties incurring such costs.


11.     GENERAL

     11.1 Public Notices - The parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

     11.2 Expenses - All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     11.3     Time - Time shall be of the essence of this Agreement.

     11.4 Notices - Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement shall be sufficiently given if delivered or telecopied to the party to whom it is given or if mailed, by prepaid registered mail, addressed to such party at:

(a)  If to Aztek, Inc. at:

Meadow Wood Crown Plaza
1575 Delucchi Lane, Suite # 40
Reno, Nevada 89502

with a copy to the Corporation's Solicitors at:

Michael J. Morrison Attorney and Counselor at Law
1025 Ridgeview Drive Suite 400,
Reno Nevada 89509

(b)  If to Aztek Technologies Inc. at:

#5 -246 Lawrence Avenue
Kelowna, British Columbia, V1Y 6L3

with a copy to ATI's Solicitors at:

Stephen K. Winters Law Corporation
#505 - 700 West Pender Street
Vancouver, British Columbia, V6C 1G8

or at such other address as the party to whom such writing is to be given shall have last notified to the party giving the same in the manner provided in this paragraph. Any notice mailed as set out above shall be deemed to have been given and received on the fifth (5th) business day next following the date of its mailing unless at the time of mailing or within five (5) business days after the date of such mailing there occurs a postal interruption which could have the effect of delaying the mail in the ordinary course, in which case any notice shall only be effectively given if actually delivered or sent by telecopy. Any notice delivered or telecopied to the party to whom it is addressed shall be deemed to have been given and received on the day it was delivered, provided that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day.

     11.5 Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the parties submit and attorn to the jurisdiction of the Courts of the State of Nevada.

     11.6 Severability - If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired as a result of such event in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired as a result of such event, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

     11.7 Entire Agreement - This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter of this Agreement.

     11.8 Further Assurances - The parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions whether before or after the Completion Date.

     11.9 Enurement - This Agreement and each of its terms and provisions shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

     11.10 Counterparts - This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such agreement or facsimile so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.


IN WITNESS TO THIS AGREEMENT the parties have duly executed this Agreement as of the day and year first above written.


SIGNED, SEALED AND DELIVERED     )
BY AZTEK TECHNOLOGIES INC.       )
in the presence of:              )
                                 )
                                 )      /s/ Edson Ng
   ______________________________)      -------------------------
   Name of Witness               )       EDSON NG
                                 )
   ______________________________)
    Address of Witness          )
                                )
 ______________________________ )

SIGNED, SEALED AND DELIVERED    )
BY AZTEK, INC.                  )
in the presence of:             )
                                )
                                )     /s/ Mike Sintichakis
 ______________________________ )
-----------------------------------        Name of Witness                )
                                )     MIKE E. SINTICHAKIS
                                )
 ______________________________ )
Address of Witness              )
                                )
 ______________________________ )